NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 2, 2009 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a) (2)

The removal of JP Morgan Capped Quarterly Observation Notes linked to the S&P 500 Index, maturing January 21, 2009 is being effected because the Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on January 21, 2009.

The security was suspended by the Exchange on January 21, 2009.